EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-150474, 333-161314, 333-159112, 333-158930, 333-160169 and 333-168371) on Form S-4 (Nos. 333-78231, 333-108516, 333-117834, 333-123534 and 333-160170) and on
Form S-8 (Nos. 333-151818, 333-125665, 333-90760, 333-63764, 333-40380, 333-30534, 333-88657, 333-69905, 333-62439, 333-44821, 333-10719, 333-105895, 333-116320, 333-135196, 333-135198, 333-143875, 333-159951 and 333-167199) of Range Resources Corporation and in the related Prospectuses of our reports dated March 1, 2011, with respect to the consolidated financial statements of Range Resources Corporation and the effectiveness of internal control over financial reporting of Range Resources Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2010.
/s/ Ernst & Young LLP
Fort Worth, Texas
March 1, 2011